Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into effective as of the 5th day of May, 2009, by and between Hypercom Corporation, a Delaware corporation (“Company”), and Robert M. Vreeland (“Employee”).

RECITALS

A.           Employee presently is employed by Company as Vice President of Finance.

B.           Company and Employee have decided to terminate their relationship.

NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, Company and Employee agree as follows:

AGREEMENTS

1.    Resignation.  By the execution of this Agreement, Employee submits, and Company accepts, Employee’s resignation from his position as Vice President of Finance, effective as of May 5, 2009 (the “Resignation Date”).  As of the Resignation Date, Employee also will be deemed to automatically resign, without any further action by Employee, from any other position or office he held with Company, as well as any position or office he held with any Affiliate (as defined below) or other entity by reason of his association with Company.

2.    Severance Benefits.  If Employee executes this Agreement within the 21-day period referenced in Section 11, does not revoke this Agreement within the 7-day Revocation Period referenced in Section 11 and continuously fulfills his obligations under this Agreement, Employee will be entitled to receive the following severance benefits from Company:

(a)    Salary Continuation Payments.  Employee shall receive an amount equal to nine months of his current Base Salary of $213,990, to be paid in the form of salary continuation at the normal payroll intervals of the Company, subject to applicable withholding requirements, commencing on the first payroll cycle following the expiration of the Revocation Period set forth in Section 11.

(b)    Paid Time Off Balance.  Employee shall receive an amount equal to the cash equivalent value of his unused Paid Time Off balance as of the Resignation Date, to be paid, subject to applicable withholding requirements, on the first payroll cycle following the expiration of the Revocation Period set forth in Section 11.

(c)    COBRA Payments.  For a period of six months after the Resignation Date, the Company will pay the premium for the COBRA benefits available to Employee under the Company’s group health plan as of the Resignation Date, provided that Employee is not eligible for health insurance coverage from another employer during such period.

(d)    Employee Stock Options.  Notwithstanding the terms of any award or granting agreement or other instrument, Employee shall have ninety (90) days from the Resignation Date to exercise any and all employee stock options granted to Employee that are vested as of the Resignation Date.

(e)    Employee Restricted Stock Awards.  Notwithstanding the terms of any award or granting agreement or other instrument, Employee’s April 15, 2009 Restricted Stock Award of 10,000 shares of the Company’s common stock shall vest in full as of the Resignation Date.

(f)    Outplacement Services.  Company shall provide third party outplacement services to Employee at its expense during the six month period commencing on the expiration of the Revocation Period set forth in Section 11, in amount not to exceed $8,500; provided, that if Employee does not utilize the Company provided outplacement services during such period, Employee shall have no further right to outplacement services or the value thereof under this Agreement.

3.    Consultation.  During the six month period beginning on the Resignation Date, Employee shall make himself reasonably available and shall promptly respond to mail, telephone and email inquiries from the Company, including from the Chief Financial Officer and such other Company employees as he may designate for that purpose from time to time, regarding matters related to Employee’s duties while an employee of the Company.

4.    Release of Company.  In consideration of the promises and payments set forth in this Agreement, Employee hereby releases and forever discharges Company and/or any of its “Affiliates” from any and all claims, complaints, causes of action, and demands of any kind, whether known or unknown, which Employee has, ever has had, or may have arising out of or related to Employee’s employment or resignation from employment with Company, or otherwise, excepting those arising out of this Agreement, Employee’s rights under all insurance policies providing benefits to Employee, and, except as modified by this Agreement, Employee’s rights under any option or restricted stock agreement entered into between Company and Employee pursuant to the Hypercom Corporation Long-Term Incentive Plan, the 2000 Broad-Based Stock Incentive Plan, or any other plan or program pursuant to which Employee may have been granted options or restricted shares in the past.

This Release is a FULL WAIVER AND RELEASE and includes, without limitation, any right, claim, demand or cause of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Older Workers Benefit Protection Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Workers Adjustment & Retraining Notification Act (“WARN”); the Consolidated Omnibus Budget Reconciliation Act; the Fair Labor Standards Act; and any applicable state civil rights act and/or any other federal, state, or local law or regulation.  This Release also includes any contract or tort causes of action arising from or in any way related to Employee’s employment relationship with Company and/or any Affiliates.

This Release specifically excludes any claims by Employee for payment of Employee’s base salary and benefits through the Resignation Date.  Employee acknowledges that he is not entitled to receive any bonus compensation for all or any portion of the Company’s fiscal year ending December 31, 2009.

Notwithstanding any provision herein to the contrary, Employee does not release any claims or rights Employee may have under any “employee benefit plan” (as that term is defined in regulations issued pursuant to ERISA) sponsored by Company or any Affiliate.

For purposes of this Agreement, the term “Affiliate” means and includes:  (a) any subsidiary, brother-sister or other organization that is treated as a single employer with Company pursuant to Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986; and (b) any officer, owner, director, employee, representative, or insurer of Company or any organization referred to in clause (a); and (c) the successors and assigns of any organization or individual described in clauses (a) or (b).

5.    Confidentiality, Non-Solicitation & Non-Compete Agreements.  In consideration of the promises and payments set forth in this Agreement, Employee hereby agrees as follows:

(a)           Confidentiality.

At all times hereafter, Employee will not, directly or indirectly, disclose, utilize, or authorize any disclosure of Confidential Information (as defined below) to any third person, except as expressly permitted in writing by the Company’s General Counsel.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, the following information relating to the Company or entrusted to the Company by its Business Associates (as defined below):

(i)  customer lists, employee lists, consultant lists, vendor information, and customer information as compiled by the Company, including customer orders, product usage, product volumes, pricing, customer technology, sale and contract terms, contract expiration dates, and other compiled customer and vendor information;

(ii) internal practices and procedures, compensation and payroll information, and personnel data;

(iii) financial condition and financial results of operations;

(iv) manufacturing and supply of materials information, including sources and costs;

(v) information relating to designs, formula, developmental or experimental work, know-how, products, processes, computer programs, source codes, data bases, designs, schematics, inventions, creations, original works of authorship, or other subject matter relating to research and development, strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, licensing, and selling activities; and

(vi) any and all information, whether in oral or written form, having independent economic value to the Company that is not generally known to, and not readily ascertainable by proper means by a person who can obtain economic value from its disclosure or use.

Excluded from this definition is information that (i) is in or enters the public domain without breach of this Agreement; (ii) is received from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (iii) is required to be disclosed by order of a court or other governmental agency; provided that the Company shall first be given reasonable notice and opportunity to obtain a protective order against disclosure of such information.

(b)            Nonsolicitation.

(i)           During the Time Period (as defined below), Employee, whether personally or on behalf of any person or entity, will not:

(A) directly or indirectly solicit, accept business from, call upon, handle, deliver products or render services to any customer of the Company with whom Employee, alone or in conjunction with others, has corresponded, talked, solicited, or otherwise entered into or pursued a business relationship within the twelve (12) month period immediately preceding the Resignation Date for the purpose of selling such customer the same, similar, or related services or products provided by or on behalf of the Company; or

(B) directly or indirectly solicit, encourage, induce, or convince any Business Associate to end, reduce, or change his/her/its relationship with the Company.

(ii)           For the purpose of this Agreement:

(A) “Time Period” means the period commencing on the Resignation Date and ending twelve (12) months thereafter; and

(B) “Business Associate” means any individual or entity doing business with or rendering services to the Company within the twelve (12) month period immediately preceding the Resignation Date, including customers, employees, investors, independent contractors, vendors, suppliers, manufacturers or joint venture partners.

(c)           Non-Competition.

(i)           During the Time Period (as defined above), Employee, whether personally or on behalf of any person or entity, will not engage in a Competitive Activity (as defined below) within the Territory (as defined below).

(ii)           For purposes of this paragraph:

(A) “Competitive Activity” means engaging in or planning to engage in any business activity which is in competition with the products or services being developed, manufactured, offered or sold by the Company at the time of Employee’s separation, including without limitation, working as a officer, director, partner, consultant, advisor, or independent contractor with VeriFone, Ingenico, CAM Commerce Solutions, Cybernet, ExaDigm, Gemalto, Micros Systems, PAR Technology, Radiant Systems, Retalix, RDM Corp., TSYS, Motorola, or Way Systems; and

(B) “Territory” means any country in which the Company does business as of the Employee’s separation date.

6.    Return of Company Property.  Employee shall deliver to the Company no later than 5:00 p.m., Phoenix time, on the Resignation Date, Employee's laptop computer, cellular telephone, BlackBerry®, all access cards and keys, and any other Company property in Employee’s possession or control. The foregoing notwithstanding, the Company's obligation to pay any amounts to Employee under any provision of this Agreement shall be contingent upon Employee's compliance with this Section 6.

7.    Mutual Non-Disparagement.  The parties agree that they will not, at any time, make any comments about each other that are, or could be interpreted to be, disparaging or derogatory or that portray the other party in a negative light.  Specifically, Employee agrees, among other things, that he will not make any disparaging, derogatory or negative comments about Company officers, directors, stockholders, employees, products, services, policies or practices.  Company’s obligation pursuant to this Section is limited to comments made by members of Company’s Board of Directors or Company’s officers.  If either party breaches the commitments contained in this Section, that party will be liable to the other for any resulting harm incurred.

8.    Employee Benefit Plans.  Employee acknowledges and agrees that, effective as of the Resignation Date, he no longer will be eligible to participate in any employee benefit plans offered by Company.  Employee also specifically acknowledges that after the Resignation Date he will not be entitled to make any additional deferrals of compensation pursuant to the Company 401(k) Plan or any other Company benefit plan that permits or requires contributions by plan participants.  However, employee may avail himself of any rights to which he may be entitled to continue health insurance coverage pursuant to the provisions of COBRA following the Resignation Date.

9.    Unpaid Salary and Expenses.  Any unpaid salary earned by Employee prior to the Resignation Date and any claims for expenses incurred by Employee on behalf of Company prior to the Resignation Date, will be paid to Employee promptly following the Resignation Date.

10.    Cooperation.  If Employee has knowledge or is alleged to have knowledge of any matters which are the subject of any pending, threatened or future litigation, arbitration, administrative or similar proceeding involving Company, Employee will make himself available to testify if and as required by the Company.  Employee also will make himself reasonably available to the attorneys representing Company in connection with any such proceeding for such purposes as they may deem necessary, including but not limited to the review of documents, discussion of the case and preparation for any matter related to the proceeding.  Company will pay Employee a flat rate of $400 per eight hour day that Employee provides services to the Company under this Section.  This Agreement is not intended to and shall not be construed so as to in any way limit or affect the testimony which Employee gives in any such litigation; it is understood and agreed that Employee will at all times testify fully, truthfully and accurately, whether in deposition, trial or otherwise.

11.    Period to Consider and Revocation Period.  By his signature below, Employee affirms that he has been given at least 21 days during which to consider the execution of this Agreement.  Employee may revoke this Agreement at any time within 7 days following his execution of this Agreement (the “Revocation Period”) by executing the Revocation form attached hereto as Exhibit A.  To be effective, the signed Revocation form must be received by Tim Jones, Vice President, Global Human Resources, of the Company, within the 7-day revocation period (the “Revocation Period”).  This Agreement shall not become effective or enforceable until the Revocation Period has expired.

12.    Employee Counsel.  Employee acknowledges that he has been advised to consult with an attorney of his choosing before executing this Agreement and that he has done so if desired.

13.    Payroll Taxes.  Any amounts due pursuant to this Agreement will be subject to all applicable federal, social security and state payroll withholding taxes.

14.    Governing Law.  This Agreement is to be construed and interpreted in accordance with the laws of the State of Arizona, except as those laws may be preempted by federal law.

15.    Severability.  If any part or parts of this Agreement are found to be unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

16.    Entire Agreement.  Employee represents that he has carefully read and fully understands all of the provisions of this Agreement, which sets forth the entire agreement between Company and Employee with regard to Employee’s employment with Company and the termination of the relationship between Employee and the Company.  Employee acknowledges that he has not relied upon any representation made by Company or any representative of Company, except as set forth in this Agreement.

17.    Impact on Other Agreements.  Following the execution of this Agreement, all agreements previously entered into between Employee and Company relating to Employee’s employment by and services to Company are terminated other than the following:  (a) this Agreement; (b) Employee’s rights under insurance policies providing Employee benefits; (c) any option agreement or restricted stock agreement entered into between Company and Employee pursuant to the Hypercom Corporation Long-Term Incentive Plan or any other plan or program pursuant to which Employee may have been granted options or restricted shares in the past, except as modified by this Agreement.

In witness whereof, Employee has executed this Agreement and Company has caused this Agreement to be executed by its duly authorized officer, on this 5th day of May, 2009.

HYPERCOM CORPORATION

By /s/ Tim Jones (5/19/09)
Tim Jones, Vice President, Global Human Resources

/s/ Robert M. Vreeland (5-19-09)
Robert M. Vreeland

EXHIBIT A

REVOCATION

I hereby revoke my acceptance of the foregoing Agreement within seven (7) days of my initial execution of the Agreement.  I acknowledge that by revoking this Agreement it is no longer effective or enforceable and I will not receive any benefits described in the Agreement.

_____________________________
Robert M. Vreeland

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Date